Exhibit 99.1

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS REPORTS FOURTH QUARTER AND

YEAR-END 2004 FINANCIAL RESULTS

Seattle, WA – March 3, 2005 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the fourth quarter and year ended December 31, 2004. As previously announced, the Company will hold a conference call with analysts at 10:30am EST today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

For the quarter ended December 31, 2004, Targeted Genetics reported a net loss of $2.2 million, or $0.03 per common share, compared to $6.3 million, or $0.10 per common share, for the fourth quarter of 2003. For the year ended December 31, 2004, the Company reported a net loss of $14.3 million, or $0.18 per common share, compared to $14.8 million, or $0.26 per common share, for the same period in 2003.

Revenue for the fourth quarter ended December 31, 2004 was $3.2 million, compared to $1.4 million for the fourth quarter of 2003. Revenue for the year ended December 31, 2004 was $9.7 million, compared to $14.1 million for the year ended December 31, 2003. Revenue in 2004 primarily reflects amounts earned under the Company’s HIV collaboration with the International AIDS Vaccine Initiative, which increased during 2004. Revenue in 2003 included amounts earned under the HIV collaboration as well as amounts earned under the Company’s former collaborations with Biogen and Wyeth, which concluded in 2003.

“In 2004 we made important progress in each of our clinical development programs, allowing us to present preliminary safety data from our Phase I AIDS vaccine trial recently and positioning us to announce data from our Phase II trial in cystic fibrosis in mid to late March. We also remain on track to present data from our inflammatory arthritis trial in the first half of this year,” said H. Stewart Parker, President and Chief Executive Officer. “We also strengthened our financial position during the year, raising $29.8 million through sales of common stock, extending our collaboration with the International AIDS Vaccine Initiative (IAVI) and selling our CellExSys cell therapy subsidiary to Chromos Molecular Systems, Inc. By successfully achieving our 2004 objectives and managing our financial and technology resources, we are well positioned to continue advancing our clinical development programs and evaluating additional product development opportunities in 2005.”

Operating expense for the fourth quarter of 2004 decreased to $5.4 million, compared to $7.6 million for the fourth quarter of 2003. Operating expenses for the year ended December 31, 2004 decreased to $24.8 million, from $27.9 in 2003. Research and development expense for the fourth quarter ended December 31, 2003 decreased to $4.0 million, from $4.4 million in the fourth quarter of 2003 and was $17.3 million for the year ended December 31, 2004, compared to $17.2 million in 2003. General and administrative expense decreased to $1.4 million in the fourth quarter of 2004, compared to $1.6 million in the fourth quarter of 2003, and increased to $6.7 million for the year ended December 31, 2004, from $5.5 million for the year ended December 31, 2003. The decrease in expenses during the fourth quarter of 2004, reflect the sale of CellExSys in July 2004, which also resulted in a gain on sale of $1.0 million. The increase in general and administrative expense for 2004 is attributed to higher patent, regulatory compliance and personnel costs. During 2004, the Company recorded restructuring charges of $0.1 million in the fourth quarter and $0.9 million for the year, compared to $1.6 million for restructuring charges in the fourth quarter and restructuring charges of $5.2 million for unused leased facilities for 2003.

     2004 AND RECENT CORPORATE HIGHLIGHTS

•	Secured a three-year extension of our collaboration with IAVI and Columbus Children’s Research Institute (CCRI) to develop an adeno-associated virus (AAV)-based vaccine against HIV/AIDS.

•	Raised $25.5 million through a public offering of common stock.

•	Reduced 2004 interest charges through conversion of Elan convertible debt in 2003.

•	Signed an exclusive license agreement with the National Institutes of Health for patents that cover the use of the AAV inverted terminal repeat (ITR) as a promoter when utilizing AAV vectors for any product indication.

•	Broadened AAV patent portfolio with the issuance of a patent covering AAV vectors that contain sequences from AAV serotype 1.

•	Sold majority-owned cell therapy subsidiary, CellExSys, Inc. to Chromos Molecular Systems, Inc.

•	Named one of Washington State’s fastest growing technology companies in the Deloitte Technology Fast 50 Program.

•	Established a collaboration with Celladon to develop AAV-based therapies for congestive heart failure in January 2005. Simultaneous with the initiation of this collaboration, Enterprise Partners and Venrock Associates, venture capital funds that have invested in Celladon, made a $6 million common stock investment in Targeted Genetics.

•	Established a collaboration with Sirna Therapeutics to develop therapies for Huntington’s disease that utilizes Targeted Genetics’ AAV vectors and Sirna’s RNA inhibition (RNAi) technology in January 2005.

tgAAVCF 2004 Highlights and Current Status
In 2004, the Company continued enrolling and dosing patients in its ongoing Phase IIb study of tgAAVCF in patients with mild to moderate cystic fibrosis. An independent data monitoring committee (DMC) recommended continuing this trial based on its analysis that, upon complete enrollment, the study could show a statistically significant positive impact on lung function measurements in patients receiving tgAAVCF compared with placebo. Results of this study are anticipated in mid to late March 2005. Additionally, the Company published the complete results of a previous Phase II trial of tgAAVCF in patients with cystic fibrosis, demonstrating a statistically significant improvement in lung function and a clean safety profile.

TGAAC09 2004 HIGHLIGHTS AND CURRENT STATUS
In 2004, in collaboration with IAVI and CCRI, enrollment of Phase I trial of tgAAC09 in healthy volunteers in Germany and Belgium was completed. Preliminary results from this study, which were presented in February 2005, indicate that the vaccine met its primary safety endpoint. No immunological responses against HIV antigens were observed at the doses tested. Future studies will evaluate higher doses, prime/boost administration, multi-antigen vaccine constructs and vectors containing sequences from AAV serotype 1, which may confer higher expression levels in muscle. In February 2005, the collaboration initiated a Phase I trial of tgAAC09 in healthy volunteers in India in order to generate additional safety data.

tgAAC94 2004 Highlights and Current Status
In March 2004, the Company initiated a Phase I trial of tgAAC94 in patients with inflammatory arthritis and is on track to report data from the trial in the first half of 2005. In 2004 the Company also presented data from preclinical studies that evaluated multiple routes of administering tgAAC94 and demonstrated complete suppression of inflammatory arthritis over three months of study in an animal model of the disease at the 7th Annual Meeting of the American Society of Gene Therapy.

Conference call and webcast information:
The company will host a conference call reviewing year-end financial results, product portfolio, including an update on the development progress of the Company’s CF, RA and HIV programs, and other business developments, on Thursday, March 3rd at 10:30 a.m. Eastern Time. To access the live call or the archive via the Internet, log on to www.targetedgenetics.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. We advise turning off any pop-up blockers in order to access the call via the Internet. Telephone replay is available approximately two hours after the call for 30 days. To access the replay, please call 800.207.7077 (U.S.) or 913.383.5767 (international) and enter replay code 4088.

About Targeted Genetics

Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and inflammatory arthritis. The Company also has a promising pipeline of product candidates focused on hyperlipidemia, congestive heart failure and Huntington’s disease that are being developed under collaboration agreements with others, and a broad platform of gene delivery technologies for application in nucleic acid-based drug development. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, intellectual property, clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain or maintain regulatory approvals, our failure to maintain or protect our intellectual property and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Report on Form 10-Q for the quarter ended September 30, 2004. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectation.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended		Year ended
	December 31,		December 31,
Statement of Operations Information:	2004	2003	2004	2003
	(Unaudited)	(Unaudited)
Revenue:
Collaborative agreements	$3,183	$1,379	$9,652	$14,073
Collaborative agreements with affiliates	—	—	—	—

Total revenue	3,183	1,379	9,652	14,073
Operating expenses:
Research & development	3,955	4,381	17,288	17,197
General & administrative	1,358	1,583	6,650	5,490
Restructure charges	87	1,636	884	5,190

Total operating expenses	5,400	7,600	24,822	27,877

Loss from operations	(2,217)	(6,221)	(15,170)	(13,804)
Investment income	115	37	383	183
Interest expense	(123)	(124)	(476)	(1,212)
Gain on sale of CellExSys	—	—	1,006	—

Net loss	$(2,225)	$(6,308)	$(14,257)	$(14,833)

Net loss per common share	$(0.03)	$(0.10)	$(0.18)	$(0.26)

Shares used in computation of net loss per common share	81,650	66,200	79,451	57,486

TARGETED GENETICS CORPORATION
(in thousands)

	December 31,
Balance Sheet Information:	2004	2003
Cash and cash equivalents	$34,096	$21,057
Other current assets	1,057	575
Property and equipment, net	2,495	3,423
Other assets	32,317	32,617

Total assets	$69,965	$57,672

Current liabilities	$3,995	$6,709
Long-term obligations and other liabilities	16,208	16,734
Preferred stock and minority interest	—	750
Shareholders’ equity	49,762	33,479

Total liabilities and shareholders’ equity	$69,965	$57,672